DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), JUNE 30, 1997 AND DECEMBER 31, 1996

                                June 30,        December 31,
                                 1997               1996
ASSETS

CASH AND CASH EQUIVALENTS     $1,506,193         $1,455,407
PROPERTY                       8,015,853          8,283,118
OTHER ASSETS                      72,944             72,944

TOTAL                         $9,594,990         $9,811,469

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                   $1,949,225         $2,008,655

PARTNERS' EQUITY:
General Partners                 (65,570)           (64,000)
Limited Partners               7,711,335          7,866,814
     Total partners' equity    7,645,765          7,802,814

TOTAL                         $9,594,990         $9,811,469

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996

                                 June 30,           June 30,
                                  1997               1996
REVENUES:
Rental Income                   $642,026           $662,523
Interest                          12,126             11,741
     Total revenue               654,152            674,264

EXPENSES:
Operating Expenses               368,755            338,399
General and administrative        59,515             50,527
     Total expenses              428,270            388,926

NET INCOME                      $225,882           $285,338

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $223,623           $282,485
    General partners               2,259              2,853
TOTAL                           $225,882           $285,338

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $7.04              $8.89

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996


                                 June 30,        June 30,
                                  1997            1996

REVENUES:
Rental Income                    $1,287,272      $1,298,284
Interest                             23,435          20,155
 Total revenues                   1,310,707       1,318,439

EXPENSES:
Operating Expenses                  702,209         680,939
General and administrative          123,467         118,003
 Total expenses                     825,676         798,942

NET INCOME                          485,031         519,497

AGGREGATE NET INCOME ALLOCATED TO:
 Limited partners                  $480,181        $514,302
 General partners                     4,850           5,195
TOTAL                              $485,031        $519,497

NET INCOME PER LIMITED
 PARTNERSHIP UNIT                    $15.11          $16.18

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION        31,783          31,783


See accompanying notes to financial statements (unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1995     ($60,475)     $8,215,788   $8,155,313

NET INCOME                         5,195         514,302      519,497
DISTRIBUTIONS                     (6,420)       (635,660)    (642,080)

EQUITY AT JUNE 30, 1996         ($61,700)     $8,094,430   $8,032,730

EQUITY AT DECEMBER 31, 1996     ($64,000)     $7,866,814   $7,802,814

NET INCOME                         4,850         480,181      485,031
DISTRIBUTIONS                     (6,420)       (635,660)    (642,080)

EQUITY AT JUNE 30, 1997         ($65,570)     $7,711,335   $7,645,765

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996

                                       June 30,           June 30,
                                        1997               1996

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 485,031        $ 519,497
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        269,265          269,264
  Changes in assets and liabilities:
     Increase in other assets                  0                0
     (Decrease)Increase in liabilities   (59,430)         145,953
Net cash provided by operating
  activities                             694,866          934,714

CASH FLOWS FROM INVESTING ACTIVITIES-
  Purchase of property and equipment      (2,000)        (112,654)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (642,080)        (642,080)


NET INCREASE IN CASH AND CASH
     EQUIVALENTS                          50,786          179,980

CASH AND CASH EQUIVALENTS:
At beginning of period                 1,455,407         1,132,783
At end of period                      $1,506,193        $1,312,763

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of June 30, 1997, and for the periods ended June 30, 1997 and 1996 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of June 30, 1997, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,824,909
        Furniture and Equipment                2,799
        Total                             12,915,590
        Less: Accumulated Depreciation   ( 4,901,737)
        Property - Net                   $ 8,015,853

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.